Exhibit 11.1

                             ADEPT TECHNOLOGY, INC.
                Statement of Computation of Net Income Per Share
                     (in thousands, except per share data)
                                  (unaudited)

                                               Three months ended           Nine months endeed
                                               --------------------        --------------------
                                               March 29,  March 30,        March 29,  March 30,
                                                 1997       1996              1997      1996
                                                 ----       ----              ----      ----
Net income                                        $  845   $1,595            $1,365    $4,457
                                                  ======   ======            ======    ======

Weighted average common stock outstanding          8,091    7,537             8,019     6,769

Weighted average common stock equivalent shares      373      820               390       707

Shares related to SAB No. 55, 64, and 83            --       --                --          32
                                                  ------   ------            ------    ------

Shares used to compute net income per share        8,464    8,357             8,409     7,508
                                                  ======   ======            ======    ======

Net income per common share                       $  .10   $  .19            $  .16    $  .59
                                                  ======   ======            ======    ======


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